Amended and Restated
Schedule A to the
Trust Agreement

Schedule A

FIRST INVESTORS EQUITY FUNDS
Global Fund
Special Situations Fund
Total Return Fund
Select Growth Fund
Growth & Income Fund
Opportunity Fund
Equity Income Fund
International Fund

Schedule updated as of September 4, 2012